Exhibit 10.12

FORM IA

FMC Corporation

Executive Severance Agreement

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of the 31st day of December, 2008, by and between FMC Corporation (hereinafter referred to as the “Company”) and William G. Walter (hereinafter referred to as the “Executive”) (the “Agreement”).

WHEREAS, the Executive is currently a party to an Executive Severance Agreement with the Company dated October 1, 2001 (the “Prior Agreement”);

WHEREAS, as a result of the enactment of Section 409A of the Code of 1986, as amended (“Section 409A”), certain amounts that may be paid under the Prior Agreement could subject the Executive to adverse tax consequences unless the Prior Agreement is amended to comply with Section 409A; and

WHEREAS, the Executive and the Company desire that the Prior Agreement be amended and that the terms of this Agreement will completely replace and supersede the provisions of the Prior Agreement and any other prior executive severance agreement with the Company.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree to the amendment and restatement of the Prior Agreement as follows:

Article 1. Establishment, Term, and Purpose

This Agreement is effective from the Effective Date and will continue in effect for a three (3) year term, until the third anniversary of the Effective Date. Upon each anniversary of the Effective Date, the term of this Agreement will be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to such anniversary to the Executive that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the end of the month in which such Change in Control occurred; and (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

Whenever used in this Agreement, the following terms will have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1. Affiliate means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation, any corporation partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

2.2. Base Salary means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.3. Beneficiary means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

2.4. Board means the Board of Directors of the Company.

2.5. Cause means:

(a) the Executive’s Willful and continued failure to substantially perform the Executive’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity (that could be reasonably expected to result in Disability) or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform the Executive’s duties, and after the Executive has failed to resume substantial performance of the Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(b) the Executive’s Willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company or an Affiliate; or

(c) the Executive’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law.

2.6. Change in Control means the happening of any of the following events:

(a) An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with Subsections (i), (ii) and (iii) of Subsection (C) of this Section 2.6;

(b) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.6, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board;

(c) Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of the Company, or acquisition by the Company of the assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7. Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.8. Committee means the Compensation and Organization Committee of the Board or any other committee of the Board appointed to perform the functions of the Compensation and Organization Committee.

2.9. Company means FMC Corporation, a Delaware corporation, or any successor thereto as provided in Article 10 herein.

2.10. Date of Separation from Service means the date on which a Qualifying Termination occurs.

2.11. Disability means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

2.12. Effective Date means the date of the Prior Agreement, but for purposes of the definition of Change in Control means May 1, 2001.

2.13. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.14. Good Reason means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity), or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the Effective Date; (ii) those in effect during the fiscal year immediately preceding the year of the Change in Control; and (iii) those in effect immediately preceding the Change in Control;

(b) The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s then current primary residence than is such residence from the office where the Executive is located at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date or as the same may be changed from time to time prior to a Change in Control;

(c) A reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(d) A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the greatest of the levels in place: (i) on the Effective Date; (ii) during the fiscal year immediately preceding the fiscal year of the Change in Control; and (iii) on the date immediately preceding the date of the Change in Control;

(e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

(f) Any termination of Executive’s employment by the Company that is not effected pursuant to a Notice of Termination.

The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. The Executive’s continued employment will not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason.

2.15. Notice of Termination means a written notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.16. Person has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.17. Qualifying Termination means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

2.18. Separation from Service means the Executive’s termination of employment with the Company, its Affiliates and with each member of the controlled group (within the meaning of Sections 414(b) or (c) of the Code) of which the Company is a member. An Executive will not be treated as having a Separation from Service during any period the Executive’s employment relationship continues, such as a result of a leave of absence, and whether a Separation from Service has occurred shall be determined by the Committee (on a basis consistent with rules under Section 409A) after consideration of all the facts and circumstances, including whether either no further services are to be performed or there is a reasonably anticipated permanent and substantial decrease (e.g., 80% or more) in the level of services to be performed (and the related amount of compensation to be received for such services) below the level of services previously performed (and compensation previously received).

2.19. Severance Benefits means the payment of severance compensation as provided in Section 3.3 herein.

2.20. Trust means the Company grantor trust to be created pursuant to Article 6 of this Agreement.

2.21. Willful means any act or omission by the Executive that was in good faith and without a reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Any act or omission based upon authority given pursuant to a duly adopted Board resolution, or, upon the instructions of any senior officer of the Company, or based upon the advice of counsel for the Company will be conclusively presumed to be taken or omitted by the Executive in good faith and in the best interests of the Company and/or its affiliates.

Article 3. Severance Benefits

3.1. Right to Severance Benefits. The Executive will be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control of the Company and if, by the end of the twenty-fourth (24th) calendar month following the end of the month in which the Change in Control occurs, a Qualifying Termination of the Executive has occurred.

The Executive will not be entitled to receive Severance Benefits if the Executive’s employment is terminated (i) for Cause, (ii) due to a voluntary termination without Good Reason other than during the thirteenth (13th) calendar month following the end of the month in which a Change in Control occurs, or (iii) due to death or Disability other than death or Disability that occurs prior to the end of the thirteenth (13th) calendar month following the end of the month in which a Change in Control occurs.

3.2. Qualifying Termination. A Qualifying Termination shall occur if:

(a) The Executive incurs a Separation from Service because of an involuntary termination of the Executive’s employment by the Company for reasons other than Cause, Disability or death; or

(b) The Executive incurs a Separation from Service because of a voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive;

(c) The Executive incurs a Separation from Service because of a voluntary termination by the Executive without Good Reason within the thirteenth (13th) calendar month following the end of the month in which a Change in Control occurs pursuant to a Notice of Termination delivered to the Company by the Executive; or

(d) The Executive incurs a Separation from Service due to Disability or death by the end of the thirteenth (13th) calendar month following the end of the month in which the Change in Control occurs.

3.3. Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company will pay to the Executive (or in the event of the Executive’s death, the Executive’s Beneficiary) and provide him with the following at the time or times provided in this Section 3.3 and Section 4.1 herein:

(a) An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Date of Separation from Service.

(b) An amount equal to three (3) times the greater of (i) the Executive’s highest annualized target total Management Incentive Award granted under the FMC Corporation Incentive Compensation and Stock Plan for any plan year up to and including the plan year in which the Executive’s Date of Separation from Service occurs, and (ii) the average of the actual total Management Incentive Awards paid (or payable) to the Executive for the two plan years completed immediately preceding the Date of Separation from Service, or for such lesser number of such plan years for which the Executive was eligible to earn a Management Incentive Award, annualized for any year that the Executive was not employed by the Company for the entire plan year. For purposes of determining actual total Management Incentive Awards under the preceding sentence, any amounts the Executive deferred will be treated as if they had been paid to the Executive, rather than deferred.

(c) An amount equal to the Executive’s unpaid Base Salary, and unused and accrued vacation pay, earned or accrued through the Date of Separation from Service.

(d) An amount equal to the target total Management Incentive Award established for the plan year in which the Executive’s Date of Separation from Service occurred, prorated through the Date of Separation from Service.

(e) A continuation of the Company’s welfare benefits of life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Date of Separation from Service. These benefits will be provided to the Executive (and to the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of these welfare benefits will be discontinued prior to the end of the three (3) year period if the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(f) For a period of three (3) full years following the Date of Separation from Service, the Company shall provide medical insurance for the Executive (and the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of this medical insurance will be discontinued prior to the end of the three (3) year period if the Executive has available substantially similar medical insurance at a comparable cost from a subsequent employer, as determined by the Committee. The date that medical benefits provided in this paragraph cease to be provided under this paragraph will be the date of the Executive’s qualifying event for continuation coverage purposes under Code Section 4980B(f)(3)(B). The right to medical insurance pursuant to this Section 3.3(f) in a calendar year shall not affect the Executive’s right to any benefits in another calendar year.

Awards granted under the FMC Corporation Incentive Compensation and Stock Plan, and other incentive arrangements adopted by the Company will be treated pursuant to the terms of the applicable plan.

The aggregate benefits accrued by the Executive as of the Date of Separation from Service under the FMC Corporation Salaried Employees’ Retirement Program, the FMC Corporation Savings and Investment Plan, the FMC Corporation Salaried Employees’ Equivalent Retirement Plan, the FMC Corporation Non-Qualified Savings and Investment Plan and other savings and retirement plans sponsored by the Company will be distributed pursuant to the terms of the applicable plan.

Following a Change in Control, for purposes of benefit calculation only under the Company’s nonqualified retirement plans with respect to benefits that have not been paid prior to such Change in Control, it will be assumed that the Executive’s employment continued following the Date of Separation from Service for three (3) full years (i.e., three (3) additional years of age and service credits will be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the Date of Separation from Service will be used.

3.4. Termination for Disability. If the Executive’s employment is terminated due to Disability, the Executive will receive the Executive’s Base Salary through the Date of Separation from Service; the Executive’s benefits will be determined in accordance with the Company’s disability, retirement, survivor’s benefits, insurance and other applicable plans and programs then in effect; and, if such termination occurs after a Change in Control and prior to the thirteenth (13th) calendar month following the month in which the Change in Control occurs, the Executive will receive the Severance Benefits described in Section 3.3. If the Executive’s employment is terminated due to Disability after the thirteenth (13th) calendar month following the month in which a Change in Control occurs, he will not be entitled to the Severance Benefits described in Section 3.3.

3.5. Termination upon Death. If the Executive’s employment is terminated due to death, the Executive’s benefits will be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable programs of the Company then in effect; and, if such termination occurs after a Change in Control and prior to the thirteenth (13th) calendar month following the month in which the Change in Control occurs, Executive will receive the Severance Benefits described in Section 3.3. If the Executive’s employment is terminated due to death after the thirteenth (13th) calendar month following the month in which a Change in Control occurs, neither the Executive’s estate nor the Executive’s Beneficiary will be entitled to the Severance Benefits described in Section 3.3.

3.6. Termination for Cause, or Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Good Reason), the Company will pay the Executive an amount equal to the Executive’s Base Salary and accrued vacation through the Date of Separation from Service, at the rate then in effect, plus all other amounts to which the Executive is entitled under any plans of the Company, at the time such payments are due and the Company will have no further obligations to the Executive under this Agreement.

3.7. Notice of Termination. Any termination of employment by the Company or by the Executive for Good Reason or during the thirteenth (13th) calendar month following the month in which a Change in Control occurs will be communicated by a Notice of Termination.

Article 4. Form and Timing of Severance Benefits

4.1. Form and Timing of Severance Benefits. Subject to Section 4.3, the Severance Benefits described in this Agreement shall be paid in a lump sum or shall commence, as applicable, as soon as practicable following, but in no event beyond thirty (30) days after, the Executive’s Separation from Service.

4.2. Withholding of Taxes. The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as it may believe are reasonably required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

4.3. Mandatory Deferral Rule. Notwithstanding any other provision of this Agreement to the contrary, any payment that constitutes the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) that is otherwise required to be made to the Executive prior to the day after the date that is six months from the Date of Separation from Service shall be accumulated, deferred and paid in a lump sum to the Executive (with interest on the amount deferred from the Date of Separation from Service until the day prior to the actual payment at the federal short-term rate on the Date of Separation from Service) on the day after the date that is six months from the Date of Separation from Service; provided, however, if Executive dies prior to the expiration of such six month period, payment to the Executive’s Beneficiary shall be made as soon as practicable following the Executive’s death.

Article 5. Excise Tax Equalization Payment

5.1. Excise Tax Equalization Payment. In the event that the Executive (or the Executive’s Beneficiary, if applicable) becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company as a result of the Executive’s Separation from Service (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), (the “Excise Tax”) the Company will pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income taxes, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), will be equal to the Total Payments.

5.2. Tax Computation. All determinations of whether any of the Total Payments will be subject to the Excise Tax, the amounts of such Excise Tax, whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by the Company (the “Accounting Firm”). The

Accounting Firm will provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company requesting a calculation hereunder. Subject to Section 4.3, the Gross-Up Payment will be made by the Company to the Executive as soon as practical following the Accounting Firm’s determination of the Gross-Up Payment, but in no event beyond thirty (30) days from the Date of Separation from Service. All fees and expenses of the Accounting Firm will be paid by the Company.

For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Separation from Service, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

5.3. Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computations to be made pursuant to Section 5.2 herein, and as a result of such adjustment the Gross-Up Payment made to the Executive is less than the greatest Gross-Up Payment that the Executive is entitled to receive under Section 5.2, the Company will pay to the Executive an amount equal to the difference between the greatest Gross-Up Payment the Executive is entitled to receive, and the Gross-Up Payment initially made to the Executive, plus interest at the federal short-term rate, compounded annually, on the date the first Gross-Up Payment is made, for the period commencing on the date the first Gross-Up Payment is made, and ending on the day immediately preceding the date the subsequent Gross-Up Payment is made (the “Excess Payment”). The Excess Payment must be made by the end of the year in which the Internal Revenue Service adjusts the computations made pursuant to Section 5.2.

Article 6. Establishment of Trust

As soon as practicable following the Effective Date hereof, the Company will create a domestic Trust (which will be a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Executive and Beneficiaries, as appropriate. The Trust will have a Trustee as selected by the Company, and will have certain restrictions as to the Company’s ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust will, at all times, be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency; such terms to be specifically defined within the provisions of the Trust, along with the required procedure for notifying the Trustee of any bankruptcy or insolvency.

At any time following the Effective Date hereof, the Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate Severance Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d) and 5.1 of this Agreement.

As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of the Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Severance

Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d), 5.1 and 8.1 of this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect the Executive’s estimated aggregate Severance Benefits at such time.

Article 7. The Company’s Payment Obligation

The Company’s obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Each and every payment made hereunder by the Company will be final, and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 3.3(e) and (f) herein. Notwithstanding anything in this Agreement to the contrary, if Severance Benefits are paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to the Executive.

Article 8. Fees and Expenses

To the extent permitted by law, the Company will pay as incurred (within ten (10) days following receipt of an invoice from the Executive) all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including, without limitation, conflicts related to the calculations under Section 5 hereof) between the parties pertaining to this Agreement; provided, however, that the Company will reimburse the Executive only for such expenses arising out of litigation commenced within three years following the Executive’s Separation from Service. Notwithstanding any other provision in this Article 8, the Company will reimburse the Executive only for expenses incurred prior to the end of the fifth year following the Executive’s Separation from Service and any reimbursement must be made on or before the last day of the year following the year in which the expense was incurred.

Article 9. Outplacement Assistance

Following a Qualifying Termination, other than a voluntary termination by the Executive during the thirteenth (13 th) calendar month following the month in which a Change in Control occurs (as described in Section 3.2 herein), the Executive will be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Date of Separation from Service; provided, however, that reimbursements must be made by the end of the third year following the Date of Separation from Service and the total reimbursement for such outplacement services will be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary as of the Date of Separation from Service.

Article 10. Successors and Assignment

10.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

10.2. Assignment by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts will be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, and such designee, or the Executive’s estate will be treated as the Beneficiary hereunder.

Article 11. Miscellaneous

11.1. Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits, including, without limitation, payments under Section 5 hereof, owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

11.3. Severability. In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and will have no force and effect.

11.4. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

11.5. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware will be the controlling law in all matters relating to this Agreement.

11.6. Indemnification. To the full extent permitted by law, the Company will, both during and after the period of the Executive’s employment, indemnify the Executive (including by advancing him expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including any attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries. The Executive will be covered by director and officer liability insurance to the maximum extent that that insurance covers any officer or director (or former officer or director) of the Company.

IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement on this 1st day of November, 2008.

FMC Corporation		Executive:

By:	/S/ KENNETH R. GARRETT	/S/ WILLIAM G. WALTER
Kenneth R. Garrett
Its:	Vice President Human Resources & Corporate Communications

Attest:	/S/ THERESA M. KLAISS